Exhibit 16.1

May 27, 2004

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC 20549

Commissioners:

We have read the statements made by the Education Management Corporation Retirement Savings Plan, which we understand will be filed with the SEC pursuant to Item 4 of Form 8-K, as part of the Plan’s Form 8-K dated May 26, 2004.

We agree with the statements concerning our Firm in the Form 8-K.

Sincerely yours,

/s/ Creese, Smith & Co. LLC